EXHIBIT 10.8

AMENDMENT NO. 1

TO

DEBT CONVERSION AND SERIES A PREFERRED STOCK

PURCHASE AGREEMENT

This Amendment No. 1 to Debt Conversion and Series A Preferred Stock Purchase Agreement (this “Amendment”) is made and entered into as of February 13, 2017, by and between TransBiotec, Inc., a Delaware corporation (the “Company”), and [___________], an individual (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Stock Purchase Agreement (as defined below).

Recitals

WHEREAS, Company and Purchaser are parties to that certain Debt Conversion and Series A Preferred Stock Purchase Agreement dated November 30, 2015 (the “Stock Purchase Agreement”), relating to Purchaser’s acquisition of shares of the Company’s Series A Preferred Stock in exchange for forgiveness of certain debt Company owes Purchaser as set forth in the Stock Purchase Agreement;

WHEREAS, when the parties entered into the Stock Purchase Agreement it was contemplated that the Company would increase its authorized common stock within one year, after which time the Company would have sufficient authorized common stock to allow the Purchaser to convert his shares of the Company’s Series A Convertible Preferred Stock into shares of the Company’s common stock if he so desired;

WHEREAS, the Company is currently working on increasing its authorized common stock but has not yet completed the process and, as a result, does not have sufficient authorized common stock to honor a conversion request of the Purchaser if he was to submit one to the Company; and

WHEREAS, due to the Company not currently having sufficient authorized common stock to honor a conversion request if the Purchaser was to submit one, the Company and the Purchaser desire to amend the Series A Purchase Agreement such that the Purchaser cannot convert any shares of Series A Preferred Stock into shares of the Company’s common stock until the Company has increased its authorized common stock to a sufficient amount to allow it to effect a conversion request by the Purchaser if one were submitted.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to the Stock Purchase Agreement hereby agree as follows:

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1. The parties agree to modify the terms of the Stock Purchase Agreement as necessary to acknowledge the parties’ agreement that the Purchaser cannot convert any shares of Series A Preferred Stock into shares of the Company’s common stock until the Company has increased its authorized common stock to a sufficient amount to effect a conversion request by the Purchaser. The parties further agree, the Purchaser also cannot effect any rights of the Series A Preferred Stock that are incident to the ability of the Purchaser to convert the shares, such as voting rights, until the shares can be converted according to the terms of this Amendment. For clarity, the shares of Series A Preferred Stock may not be voted by the Purchaser until such time as the shares of Series A Preferred Stock are convertible, since the voting rights of the Series A Preferred Stock are voted on an “as converted” basis and the shares of Series A Preferred Stock are not convertible until the Company has sufficient authorized common stock to effect any requested conversion. In the event the shares of Series A Preferred Stock are deemed to be able to vote on matters brought before the Company’s common stock holders prior to the Company increasing its authorized common stock, then the Purchaser hereby grants Charles Bennington, the CEO of the Company, a proxy to vote his shares of Series A Preferred Stock, until such time as the Company has increased its authorized common stock as contemplated herein.

2. This Amendment is being made pursuant to Section 6(f) of the Stock Purchase Agreement.

3. Scope. This Amendment relates only to the specific matters expressly covered herein. In all other respects, the Stock Purchase Agreement shall remain in full force and effect in accordance with its terms.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. No party shall raise the use of facsimile, e-mail or other means of electronic transmission or similar format to deliver a signature page as a defense to the formation of a contract and each such party forever waives any such defense.

5. Applicable Law; Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Amendment each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the appropriate federal or state court having jurisdiction over Orange County, California.

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IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Amendment No. 1 to the Stock Purchase Agreement as of the date first above written.

TRANSBIOTEC, INC.		[____________________]

By:		By:
Name:	Ivan Braiker		Name: [__________________]
Title:	Chief Executive Officer

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